Exhibit 10.23

December 2, 2013

Chad Kessler

212 Gaskill Street

Philadelphia, PA 19147

Dear Chad:

We are pleased to offer you a position with American Eagle Outfitters, Inc. or one of its subsidiaries or affiliates (collectively, the “Company”) in New York, New York. This letter confirms the terms of the Company’s offer with respect to your planned employment. You will join the Company as EVP, Merchandising and Design Officer – AE Brand, reporting to, Robert Hanson, Chief Executive Officer. The details of the offer are outlined below.

Given the position offered within the Company, this offer is contingent upon approval by the Compensation Committee, which we anticipate receiving shortly. This offer letter and the terms of our offer are strictly confidential. To the fullest extent permitted by law, you agree to keep this offer and its terms confidential and you will not disclose the offer or its terms to any third party (excluding your spouse, lawyer, tax advisor or pursuant to court order). You understand that if you breach this provision the offer will be automatically revoked and the Company will have no obligation to you.

Anticipated Start Date: (“Start Date”): The Company anticipates that your first month of employment will be January 2014.

Salary: You will receive an annualized base salary of $700,000, payable every 2 weeks in accordance with the Company’s normal payroll practices.

Sign-on Bonus: You will receive a one time lump sum cash bonus of $500,000 (gross) that will be paid within your first month of your Start Date. In the event that you leave your employment with the Company before the sign-on bonus repayment period has lapsed, your responsibilities are set forth in the attached repayment agreement.

Annual Incentive Compensation Bonus: You will be eligible to earn an incentive compensation bonus of 80% (Target) of your salary equal to $560,000 with a maximum up to 160% of your salary equal to $1,120,000. You will first be eligible to receive this bonus for the Company’s FY2014 (to be paid in Spring, 2015). The Spring, 2015 bonus will be based on a percentage of your actual wages earned during our 2014 fiscal year. For each performance year, the value of the Bonus will be determined in the sole discretion of management, based upon: [i] the achievement of the Company and Brand (where applicable) financial performance-based goals to be established by the Compensation Committee of the Board of Directors (the “Committee”); and [ii] your overall level of performance. In order to be eligible to receive an Annual Incentive Compensation Bonus, you must remain continuously employed by the Company or any of its subsidiaries or affiliates through the date the Bonus actually is paid.

Restricted Stock Units: You will be eligible for consideration for a Restricted Stock Unit award (RSU) in Spring, 2014. The grant will have an expected value of $340,000. The grant price will be the closing price of AEO common stock on the grant date. The number of units can fluctuate based on the stock price at the grant date, but the overall grant value will remain constant. The units will be a part of the grant made by the Compensation Committee pursuant to and subject to all terms and conditions set forth in the Company’s 2005A Plan.

C. Kessler Offer Letter

December 2, 2013

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Additionally, upon your hire, you will be eligible for consideration for an RSU grant with an expected value of $400,000.The grant price will be the closing price of AEO common stock on the grant date.

The RSU grants will vest proportionally over three years from the grant date based solely on your continued service to the Company over that period. It is the parties’ intention that the 2005A Plan be adopted and administered in a manner that enables the Company to deduct for federal income tax purposes the full value of all RSU grants. Any award is subject to the terms and conditions of the applicable plan document and individual RSU agreement, including but not limited to vesting and forfeiture provisions.

Performance Share Plan: You will be eligible for consideration for a Performance Share Plan (PS) award under the Company Long-Term Restricted Stock Unit Incentive Plan in Spring, 2014. The grant will have an expected target value of $510,000. The grant price will be the closing price of AEO common stock on the grant date. The number of units can fluctuate based on the stock price at the grant date, but the overall grant value will remain constant.

Additionally, upon your hire, you will be eligible for consideration for a PS grant with an expected target value of $600,000.The grant price will be the closing price of AEO common stock on the grant date.

Vesting of the PS will be contingent upon the achievement of Company performance goals for a given 3-year period. Based upon Company performance, the units will vest at the end of the 3-year period. The actual number of units vested will be based upon a sliding performance scale, varying between 0-150% of the target award. Shares not vested will be forfeited.

The units will be part of the grant made by the Committee pursuant to and subject to all terms and conditions set forth in the Company’s 2005A Plan. It is the parties’ intention that the 2005A Plan be adopted and administered in a manner that enables the Company to deduct for federal income tax purposes the full value of all PS grants. Any award is subject to the terms and conditions of the applicable plan document and individual award agreement, if any, including but not limited to any vesting and forfeiture provisions.

The Company reserves the right in its sole discretion to change or modify the manner or mode of delivering compensation and benefits for a performance year that the Company, in its sole discretion, deems equivalent.

Performance Review: Performance appraisals generally take place in March. You will be eligible to receive your first evaluation for merit consideration in Spring 2015 with a retro-active effective date to the beginning of the 2015 fiscal year.

Benefits Plans and Other Programs: You will be eligible to participate in the Company’s benefit plans and programs that the Company offers to its associates, subject to the provisions of those plans.1 These benefits include a 401(k) plan, dental, vision, life insurance, and short and long term disability insurance. For an additional overview of other provided benefits please refer to the enclosed booklet for benefits. Some additional benefits are outlined below:

[1]	Receipt of this letter does not automatically entitle you to benefits offered by the Company. Rather, the letter provides an overview of select health and insurance benefits. If there is any discrepancy between this letter and the official benefits plan documents, the plan documents always will govern. The Company reserves the right to amend or terminate any benefit plan in its sole discretion at any time and for any reason. The Company also retains the discretion to interpret any terms or language used in this letter.

C. Kessler Offer Letter

December 2, 2013

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•	Deferred Compensation Plan: Upon eligibility, you may elect to contribute a percent amount of your before-tax salary and, in future years, your bonus to the Deferred Compensation Plan. This plan provides you with an additional savings vehicle and allows scheduled withdrawals without early withdrawal penalties in accordance with its terms.

•	Health Insurance: Medical, dental and vision coverage (if you elect to participate) will begin the pay period following the 60th day of your start date. You can choose between our Aetna US Healthcare Open Choice PPO plan, Highmark Blue Cross Blue Shield PPO, or Aetna High Deductible Health Plan. Each medical plan option provides prescription drug coverage through Express Scripts. Dental coverage is available through Delta Dental and Vision coverage available through Ameritas Group.

•	Cobra: If purchased, the Company will reimburse you for 70% of the cost of COBRA insurance you purchased until you are eligible to begin medical coverage under AEO’s plan. You must provide documentation of premiums (a copy of the endorsed check used for payment or an electronic payment confirmation statement) to our Benefits Department within 30 days of payment.

•	Relocation: The Company is providing relocation assistance to help defray moving costs and other expenses you may incur as you relocate to our office in New York, NY as outlined in the Company’s relocation guide. Details regarding these benefits will be provided to you in a separate document under separate cover. You will be contacted by the Relocation Services Department with additional details once you have accepted this offer.

•	Paid Time Off (PTO): You will accrue paid time off each pay period (every two weeks) to earn a maximum of 28 PTO days in your first year of employment. You may generally begin to use your PTO days after 60 days of your start date. PTO is inclusive of all personal, sick and vacation days. AE also observes 9 holidays throughout the year (holiday pay will apply).

Payments Subject to Withholdings & Deductions: The amount of any payment made to you by the Company under the terms of this letter will be reduced by any required taxes, withholdings, and other authorized employee deductions as may be required by law or as you have elected under the applicable benefit plans.

Associate Discount: You will receive 40% off regular price merchandise and 25% off sale merchandise.

At Will Employment: The terms of this letter do not imply employment for any specific period of time. The Company is an “at will” employer. This means that you can terminate your employment at anytime and for any reason and the Company can also terminate your employment at any time and for any reason.

New York Employment: If you primarily will work in the state of New York, enclosed are two copies of a notice that the Company is required to provide you under New York law. You must sign and return one copy to the Company with your signed offer letter. If your primary language is Spanish, Chinese, Korean, Russian, Polish, or Haitian-Creole, please inform us of that fact. In such event, the Company will provide you the notice in both English and your primary language.

Notice Period Obligations: By signing this letter, you represent to the Company that your acceptance of this offer and agreement to accept employment with the Company under these terms will not conflict with, violate or constitute a breach of any employment or other agreement to which you are a party and that you are not required to obtain the consent of any person, firm, corporation or other entity in order to accept this offer of employment.

C. Kessler Offer Letter

December 2, 2013

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Non-Disclosure of Confidential, Business and Proprietary or Trade Secret Information: You further represent and agree that you will not knowingly use or otherwise disclose any confidential, business and proprietary or trade secret information obtained as a result of any prior employment, unless specifically authorized to do so by your former employer(s). You should clearly understand that this provision of this letter should be regarded as this Company’s explicit instruction for you not to use or disclose this information in breach and / or violation of your representations and agreement.

Confidentiality, Non-competition and Intellectual Property Agreement: Your employment is conditioned upon your execution of the form of Confidentiality, Non-Competition and Intellectual Property Agreement attached to this letter.

Background Checks/I-9 Documentation: Any offer with the Company is contingent upon the satisfactory completion of various background investigations that may include reference checks, employment and education verification, and a federal / national and county level criminal conviction investigation. At or around the time you receive this offer letter, you will be required to sign and return the Pre-Hire Authorization form and Fair Credit Reporting Act forms. Your hiring and employment with the Company is contingent upon successful completion of your references and your ability to provide documentation sufficient to complete form I-9 as required by law. If you begin work with AEO before your references are checked and/or if your reference check results are unacceptable, your contingent employment will be terminated.

This letter and its attached documents which are incorporated herein by reference as if fully set forth, constitute the complete understanding between you and the Company concerning the subject matters(s) addressed, and they supersede any prior or written understanding regarding the terms and conditions of your employment with the Company. No representations have been made to you other than those contained herein. No oral modifications to the commitments made herein shall be valid. Any changes to these terms must be in writing and signed by you and an authorized representative of the Company.

We really look forward to you becoming a member of our team at American Eagle Outfitters. Please review this letter and return the signed copy. By signing below, you acknowledge and agree that you have received and reviewed both this letter and the attached and will abide by the terms stated therein. Upon approval by the Compensation Committee, we will send you a fully executed copy of this letter for your records. Please let me know if you have any questions.

Sincerely,

Robert Hanson

Chief Executive Officer

AEO Inc.

I have read and understand, and by my signature below agree to the terms and conditions of this offer letter:

/s/ Chad Kessler	12/2/13
Chad Kessler	Date

C. Kessler Offer Letter

December 2, 2013

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AMERICAN EAGLE OUTFITTERS, INC.

RELOCATION EXPENSE PAYBACK AGREEMENT

For: Chad Kessler

In exchange for American Eagle Outfitters, Inc.’s (“American Eagle Outfitters” or the “Company”) agreement to provide monetary assistance to me in connection with my relocation to New York, New York, I agree as follows:

(1) I acknowledge that I have read this American Eagle Outfitters Relocation Expense Payback Agreement and that I understand its provisions.

(2) I acknowledge that the Company has agreed to pay directly to me, or to third parties on my behalf, the following benefits in connection with my relocation to New York, New York:

• Cost of moving household goods	• Home finding trip expenses

• Relocation allowance	• Travel to the new location

• Tax gross-up	• Miscellaneous expenses related to my relocation

• Temporary living and return trips home

For purposes of this Agreement, the total amount of the relocation benefits paid directly to me or on my behalf shall be referred to as the “Total Relocation Amount”.

(3) I agree that if I voluntarily terminate my employment with the Company, or any of its affiliated entities or subsidiaries, for any reason whatsoever, or if I am dismissed by the Company, or any of its affiliated entities or subsidiaries based on gross misconduct or proven dishonesty, before the second anniversary of the date of my signature to this Agreement, I will pay all of the Total Relocation Amount in accordance with this Section 3.

(4) If I leave the Company’s, or any of its affiliated entities or subsidiaries, employment as stated above, I authorize the Company to deduct from monies otherwise due to me, any amounts I am obligated hereunder to pay. I understand that if such monies are not sufficient to repay the full amount that I owe, I will immediately pay the remainder owing to the Company under this Agreement. In the event that I fail to repay the amounts due within 30 days following the date that I terminate my employment, I will also pay the Company interest at an annual rate of one (1%) percent over prime on all amounts that remain unpaid after the end of such 30-day period.

(5) In the event I breach this Agreement, or default on my obligation to repay all of the Total Relocation Amount, I agree to pay the Company’s cost (including reasonable attorneys’ fees and court costs) of collecting any amounts payable under this Agreement. Any dispute arising under or in connection with the agreement shall be subject to the exclusive jurisdiction of the state courts located in Pennsylvania.

(6) I understand that the Company’s agreement to provide me with the Total Relocation Amount as outlined herein is made in the Company’s sole discretion. This does not guarantee my employment with American Eagle Outfitters as the Company is an “at-will” employer.

(7) This Agreement is in addition to, and does not replace or supersede, any other repayment Agreement I have entered into with the Company and/or its affiliated entities or subsidiaries.

/s/ Chad Kessler	12/2/13
Chad Kessler	Date

/s/ Rebecca Seidenstein	12/2/13
Rebecca Seidenstein	Date

THIS RELOCATION EXPENSE PAYBACK AGREEMENT MUST BE SIGNED AND RETURNED TO AMERICAN EAGLE OUTFITTERS, INC. BEFORE ANY AMOUNTS WILL BE PAID IN CONNECTION WITH YOUR RELOCATION.

C. Kessler Offer Letter

December 2, 2013

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AIReS

6 Penn Center West; Suite 200

Pittsburgh, PA 15276

AMERICAN EAGLE OUTFITTERS, INC.

SIGN-ON BONUS PAYBACK AGREEMENT

American Eagle Outfitters

For: Chad Kessler

In exchange for American Eagle Outfitters, Inc.’s (“American Eagle Outfitters” or the “Company”) agreement to provide a one-time, sign-on bonus in the amount of $500,000 (GROSS) to me in connection with my employment, I agree as follows:

(1) I acknowledge that I have read this American Eagle Outfitters Sign-On Bonus Payback Agreement and that I understand its provisions.

(2) I agree that if I voluntarily terminate my employment with American Eagle Outfitters or I am dismissed by the Company based on gross misconduct or proven dishonesty during the first 24 months of employment following my start date, I will payback to American Eagle Outfitters 100% of the monies.

(3) If I leave American Eagle Outfitters employment as stated above, I authorize them to deduct from monies otherwise due me, any amounts I am obligated hereunder to pay. I understand that if such monies are not sufficient to repay the full amount I owe, I will immediately pay the remainder owed to American Eagle Outfitters under this Agreement. In the event that I fail to pay the remaining amounts due within 30 days following the date that I terminate my employment, I will also pay the Company interest at an annual rate of one (1%) percent over prime on all amounts that remain unpaid after the end of such 30-day period.

(4) I understand that the Company’s agreement to provide me with this Sign-On Bonus is made in the Company’s sole discretion. This does not guarantee my employment with American Eagle Outfitters as the Company is an “at-will” employer.

(5) In the event that I fail to adhere to the repayment obligations as outlined herein, I also agree to pay American Eagle Outfitters cost (including reasonable attorney’s fees and court costs) of collecting any amounts payable under this Agreement. Any dispute arising under or in connection with the agreement shall be subject to the exclusive jurisdiction of the state courts located in Pennsylvania.

(6) This Agreement is in addition to, and does not replace or supersede, any other repayment Agreement I have entered into with the Company and/or its affiliated entities or subsidiaries.

Signature:	/s/ Charles F. Kessler

Print Name:	Charles F. Kessler

Date:	12/2/2013

ONE COPY OF THIS AMERICAN EAGLE OUTFITTERS, INC. SIGN-ON BONUS PAYBACK AGREEMENT MUST BE SIGNED AND RETURNED TO HUMAN RESOURCES PRIOR TO PAYMENT OF ANY AMOUNT. PLEASE RETAIN THE OTHER FOR YOUR RECORDS